Filed Pursuant to Rule 433

Registration No. 333-228265

Registration No. 333-228265-01

FREE WRITING PROSPECTUS

Dated June 4, 2019

«New Asset-Backed Securities(ABS): FULL PRICING DETAILS«

$1.1 BLN($758+mm Offered) Ally Prime Auto Loans (ALLYA) 2019-2

JT-LEADS: Deutsche Bank(struct), Citi, Bank of America Merrill Lynch

CO-MGRS : Barclays, Lloyds, RBC

	TOTAL	OFFERED
CL	QTY/MMs	QTY/MMs		WAL	S&P/Fitch	BENCH	SPRD	YLD	CPN	$PRICE
A1	$260.000	>>> RETAINED / NOT OFFERED <<<
A2	$359.000	$341.050	*	1.08-yr	AAA/AAA	EDSF	+25	2.361	2.34	99.98988
A3	$359.000	$341.050	*	2.40-yr	AAA/AAA	ISWPS	+35	2.244	2.23	99.99163
A4	$80.220	$76.200		3.53-yr	AAA/AAA	ISWPS	+42	2.279	2.26	99.97202
B	$22.420	>>> RETAINED / NOT OFFERED <<<
C	$17.380	>>> RETAINED / NOT OFFERED <<<
D	$12.330	>>> RETAINED / NOT OFFERED <<<

TRANSACTION DETAILS

* Total Deal Size : $1.1 BLN/$758+mm Offered (No Grow)

* Format : Public/SEC-Registered

* Expected Ratings : S&P, Fitch

* Ticker : ALLYA 2019-2

* PxSpeed : 1.3 ABS 10% clean-up call

* Settlement Date : 06/11/2019

* First Distribution : 07/15/2019

* Minimum Denomins : $1k x $1.00

* U.S. Risk Retention: YES

* E.U. Risk Retention: NO

* Timing : Priced 6/4/2019

* Bill & Deliver : Deutsche Bank Securities, Inc.

CUSIP/ISINS

A-1 02008QAA8 US02008QAA85

A-2 02008QAB6 US02008QAB68

A-3 02008QAC4 US02008QAC42

A-4 02008QAD2 US02008QAD25

B 02008QAE0 US02008QAE08

C 02008QAF7 US02008QAF72

D 02008QAG5 US02008QAG55

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov<http://www.sec.gov><http://www.sec.gov>. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.